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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC   20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:     Separate Account C

B.  Address of Principal Business Office:

          1100 S.W. Sixth Avenue
          Portland, Oregon  97204

C.  Telephone Number:  800-262-7111

D.  Name and Address of Agent for Service of Process:

          J. Gregory Ness
          Vice President and Corporate Secretary
          Standard Insurance Company
          1100 S.W. Sixth Avenue
          Portland, Oregon 97204

          Copy to:

          Frederick R. Bellamy, Esq.
          Sutherland Asbill & Brennan LLP
          1275 Pennsylvania Avenue, N.W.
          Washington, DC 20004-2415

          Marilyn Bishop, Esq.
          Retirement Plans Division
          Standard Insurance Company
          1100 S.W. Sixth Avenue
          Portland, Oregon 97204


E.  Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  /X/     No  / /

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     Pursuant to the requirements of the Investment Company Act of 1940, the
Sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Portland and State of Oregon on the 11th day of October, 1999.


                                    Separate Account C
                                    (Name of Registrant)

                                    By:    /s/ Eric E. Parsons
                                           ---------------------------------

                                    Name:  Eric E. Parsons
                                           ---------------------------------

                                    Title: Senior Vice President and
                                           Chief Financial Officer
                                           ---------------------------------
                                           Standard Insurance Company



Attest:
/s/ J. Gregory Ness
-----------------------------
J. Gregory Ness

Vice President and Corporate Secretary
Standard Insurance Company


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